Exhibit 10.8
HOME PROPERTIES, INC.
HOME PROPERTIES, L.P.

AMENDMENT NUMBER THREE TO EXECUTIVE RETENTION PLAN

WHEREAS, Home Properties, L.P., a New York limited partnership (the “Company”), Home Properties, Inc., a Maryland corporation (“HME”) adopted that certain Executive Retention Plan, as of February 2, 1999, as amended, (the “Plan”); and

WHEREAS, the Company and HME want to amend the Plan to take into account federal tax law changes under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

NOW THEREFORE, the Company and HME hereby amend the Plan as follows, which shall be effective as of the dates set forth below:

1.           Subsection 2(j) (Good Reason) is amended by deleting this paragraph in its entirety and replacing it with the following:

(j)           “Good Reason” with respect to the Officers means:  (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as such authority, duties or responsibilities were assigned to or exercised by the Participant immediately prior to the Change in Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) the Company’s requiring Participant to be based at any office or location more than 30 miles from the location at which the Participant was principally employed prior to the Change in Control; (iii) a material reduction by the Company of the Participant’s compensation; or (iv) any failure by the Company to require any successor to the Company to expressly assume and agree to perform this Plan as provided in Section 8(c) of this Plan.  In no event will a Participant have a Good Reason to resign if the Participant resigns more than one year following the initial existence of the Good Reason condition.

“Good Reason” with respect to members of the Corporate Staff and Other Senior Staff means: (i) a material reduction, without the Participant’s written consent, of the Participant’s duties, responsibilities, and authority from the Participant’s duties, responsibilities, and authority as in effect’ immediately prior to the Change in Control; (ii) the Company’s requiring Participant to be based at any office or location more than 30 miles from the location at which the Participant was principally employed prior to the Change in Control; (iii) a material reduction by the Company of the Participant’s base compensation or incentive compensation opportunity; or (iv) any failure by the Company to require any successor to the Company to expressly assume and agree to perform this Plan as provided in Section 8(c) of this Plan.   In no event will a Participant have a Good Reason to resign if the Participant resigns more than one year following the initial existence of the Good Reason condition.

A new Subsection 2(p) (Section 409A) is added as follows, and the current Subsections 2(p) (Termination Date) through 2(r) (Window Period) are renumbered accordingly:

    (p)          “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other authoritative guidance issues thereunder.

2.           Subsection 3(a) is amended by deleting the current subsection in its entirety and replacing it with the following:

(a)           Officers.  In the event the employment of an Officer is terminated on or after the Effective Date and during the two-year period following such Effective Date by the Company without Cause or by the Officer for Good Reason, or if such employment is terminated by the Officer during the Window Period for any reason, the Company shall pay to the Officer in a lump sum in cash within 30 days after the Termination Date the aggregate of the following amounts: (i) the Officer’s Base Salary through the Termination Date to the extent not theretofore paid, (ii) all other amounts earned, accrued or deferred under the Bonus Plan, (iii) two times the Officer’s Base Salary, (iv) an amount equal to two times the last bonus which was awarded to the Officer under the Bonus Plan, and (v) the Gross-Up Amount.

3.           Subsection 3(b) is amended by deleting the current subsection in its entirety and replacing it with the following:

(b)           Members of Corporate Staff.  In the event the employment of a member of Corporate Staff is terminated on or after the Effective Date and during the two-year period following such Effective Date by the Company without Cause or by the Corporate Staff member for Good Reason, the Company shall pay to the Corporate Staff member in a lump sum in cash within 30 days after the Termination Date the aggregate of the following amounts: (i) the Corporate Staff member’s Base Salary through the Termination Date to the extent not theretofore paid, (ii) all other amounts earned, accrued or deferred under the Bonus Plan, (iii) at the option of the Corporate Staff member, the lesser of (y) two times the Officer’s Base Salary, or (z) 2.99 multiplied by the average of the Corporate Staff member’s Base Salary for the five years preceding the Termination Date (or such lesser period as such Corporate Staff member shall have been an employee of the Company) or such other amounts as may be determined to be an amount which would not trigger the Excise Tax, and (iv) an amount equal to two times the last bonus which was awarded to the Corporate Staff member under the Bonus Plan.

4.           Subsection 3(c) is amended by deleting the current subsection in its entirety and replacing it with the following:

(c)           Other Senior Staff.  In the event the employment of an Other Senior Staff member is terminated on or after the Effective Date by the Company without Cause, or by the Corporate Staff member for Good Reason, the Company shall pay to the member of Other Senior Staff member in a lump sum in cash within 30 days after the Termination Date the aggregate of the following amounts: (i) the Other Senior Staff member’s Base Salary through the Termination Date to the extent not theretofore paid, (ii) all other amounts earned, accrued or deferred under the Bonus Plan, and (iii) an amount equal to one month’s Base Salary for each year such member of Other Senior Staff was employed by the Company (or a predecessor entity for which such Other Senior Staff member is given service credit for purposes of one or more of the Employee Benefit Plans), with a minimum of two month’s Base Salary and a maximum of twenty-four month’s Base Salary.

5.           Section 7 (Certain Additional Payments by the Company) is amended by adding the following new Subsection (e) to the end thereof:

(e)           Notwithstanding any other provision of this Plan to the contrary, any Gross-Up payment required under this Section shall be paid within the time period prescribed by Section 409A for making such payments, which generally requires that such payment be made no later than the end of the calendar year following the calendar year when the Participant remits the Excise Tax.

6.           Section 9(b) is amended by deleting the last sentence therein and replacing it with the following:

Payments for legal fees and expenses shall be made by the Company within five business days after delivery of the Participant’s written request for such payment accompanied by reasonably detailed evidence of such fee and expenses, provided that the Participant shall have submitted such written request for reimbursement at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

7.           Section 9 is amended by adding the following new Subsection (g) to the end thereof:

    (g)           Section 409A.  The timing of all payments and benefits under this Plan shall be made consistent with the requirements of Section 409A.  Therefore, notwithstanding any provision in the Plan to the contrary, in the event that a Participant is a “specified employee” (as defined in Section 409A), any benefit or amount described in the Plan shall be delayed until the date which is the first day of the seventh month after the date of such Participant’s termination of employment (or, if earlier, the date of such Participant’s death), if paying such amount or benefit prior to that date would violate Section 409A.  To the extent that payments under this Agreement are subject to Section 409A, this Agreement shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent.  If any provision of this Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.

Approved by Board of Directors
October 29, 2008